Exhibit 99.1

RYVYL Inc. Announces Postponement of Special Meeting of Shareholders

Approximately 99% of Shareholder Votes Cast to Date are in Favor of Proposed Merger between RYVYL and Roundtable

SAN DIEGO, CA – March 18, 2026 – RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”) today announced that the Special Meeting of Shareholders (the “Special Meeting”) to vote on the Company’s planned merger with RTB Digital, Inc. (“Roundtable”), which was convened on March 18, 2026, has been adjourned, to reconvene virtually on March 25, starting at 4pm EST. Shareholders interested in participating in the reconvened Special Meeting should use the following link:

http://www.virtualshareholdermeeting.com/RVYL2026SM

The record date for the Special Meeting, February 6, 2026, is unchanged and applies to the reconvened Special Meeting.

To date, approximately 99% of the votes cast, voted in favor of the proposed merger, with 43% of the entitled to vote submitted, therefore only 7% additional votes in favor are needed to confirm the merger. The Company is in recess to complete collection of the additional votes. For shareholders who are yet to cast their votes, we urge them to vote their shares now, so they can be tabulated prior to the reconvened Special Meeting.

For questions or voting assistance, please contact Kingsdale Advisors at 888-518-6812 or contactus@kingsdaleadvisors.com.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) operates a digital payment processing business enabling transactions around the globe and provides payment solutions for underserved markets. www.ryvyl.com .

About Roundtable (RTB Digital, Inc.)

RTB Digital, Inc. is a Web 3 digital media SaaS platform, providing decentralized publishing, commerce, data, syndication, network distribution, ad sales and operations, as well as community platforms and custom apps for major media and professional journalist brands. For more information visit RTB.io

Cautionary Note Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company's current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements that are characterized by future or conditional words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such forward-looking statements include statements regarding the timing and effects of the Reverse Stock Split. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the Reverse Stock Split will not guarantee that the Company regains compliance with Nasdaq’s listing requirements or will remain in compliance with all other requirements for continued listing on Nasdaq. Other risk factors affecting the Company are discussed in detail in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

RYVYL IR Contact:

Richard Land, Alliance Advisors Investor Relations

973-873-7686, ryvylinvestor@allianceadvisors.com

Roundtable PR Contact:

Mehab Qureshi, RTB Digital Inc.

+91 90289 77198, mehab@roundtable.io